Item 3-5.  Fourth Amendment to Articles of Incorporation



                       ARTICLES OF AMENDMENT
                              TO THE
                     ARTICLES OF INCORPORATION

Pursuant to the provisions of Article 4.04-4.16 of the Texas Business Corporation Act, the Undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation.

                            Article One

The name of the Corporation is OSF Financial Services, Inc.

                             Article 2

The directors and shareholders of the corporation adopted the following amendment to the Articles of Incorporation on the 9th day of April 2002.

The amendment alters Article Ten of the Articles of Incorporation. Article Ten as amended in its totality is written as follows:

                           "ARTICLE TEN"

                          SHARE STRUCTURE

                         Classes of Shares

10.01 The corporation may issued four class of shares designated "Class A Common", "Class B Common", "Class A Preferred", and "Class B Preferred". The corporation may issued a total of 107,000,000 shares with a par value of $1.00 per share, with voting rights. The authorized number of Class B Common shares is 5,000,000 which are nonvoting with no par value. The authorized number of Class A Preferred shares is 1,000,000 shares with voting rights and other rights as more fully described herein with no par value. The authorized number of Class B Preferred shares is 1,000,000 shares with no voting rights but with other rights as more fully described herein but with no par value. All shares must be issued as fully paid or earned non-assessable shares.

                     Issuing Shares in Series

10.02 The Class A and B Preferred shares authorized by these articles will be issued from time to time in series. The first series is designated Series B eight percent non-cumulative shares and consists of 1,000,000 shares. These shares are entitles to receive dividends at the annual rate of 8 percent in accordance with Paragraph 10.4 and are convertible to Class A Common as provided in Paragraphs 10.12-10.16. The shares of this series of the Class A or B Preferred shares, and the board of directors will fix additional provisions with respect to this series as provided in Paragraph.

      Authority of Board of Directors to Fix Terms of Series

10.03 All Class A and B Preferred shares have equal rank and are identical, except for voting rights, and for the differences in shares of other series that the Board of Directors may fix as provided in this paragraph. Each share of each series is identical to the other shares of that series, except as provided for the dates on which declared dividends are payable. The Board may, to the full legal extent, fix all provisions of the shares of each series not otherwise set forth in these articles. These designations must conform to the provisions of these articles that are applicable to all series of Class A and B Preferred shares. The designations that the Board may make include but are not limited to, the following matters:

(a) Designating Series: Number of Shares. The distinctive designation of all series and the number of shares to constitute each series (except the first series, the designation and number of shares of which are delineated in Paragraph 10.02, above). The number of shares in these series may be increased (unless the Board provides otherwise in its resolution creating the series) or decreased (but not below the number of shares of the series then outstanding) from time to time by the Board's resolution.

(b) Dividend Rates and Rights. The annual rate of dividends payable on the shares of all series (except the first series of Class B Preferred, the dividend rate of which is specified in Paragraph 10.02), and the dividend rights applicable to the shares of all series.

(c) Conversion Rights. The rights, if any, of the shareholders of each series to convert the shares into Class A Common shares and the terms of the conversion.

(d)  Voting Rights.  Any voting rights in matters other than  those for which voting rights are specifically provided in these articles; qualifications of limitations on voting rights; relative, participating, optional, or other special rights; and any other preferences.

                             DIVIDENDS

10.04  The  Class A & B Preferred shareholders of each  series,  in preference to Class A & B Common shareholders, are entitles to receive dividends, out of any funds legally available for that purpose as declared by the Board of Directors, at the rate for that series as provided in Paragraph 10.02 or as fixed in accordance with Paragraph 10.03. These dividends are payable quarterly on the last days of January, April, July, and October, respectively, in each year. With respect to the quarterly period ending on the respective payment date. But the first dividend on the initial issue of any series of Class A & B Preferred shares are payable on the next quarterly dividend-payment date following the expiration of 30 days after the date of any shares of the series are issued.

                           Equal Payment

10.05 No dividend may be paid on, or declared or set apart for, any series of Class A & B Preferred shares (except the first series) for any quarterly dividend period unless at the same time a proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates, is paid on or declared and set apart for, all Class A & B Preferred shares of all series then issued and outstanding and entitles to receive that dividend.

                        Full Participation

10.06 Subject to the foregoing provisions and to any further limitations prescribed by the Board of Directors under Paragraph 10.03, the Board may declare additional dividends out of any funds legally available for that purpose, but any additional dividends must be made equally, share for share, to all outstanding shares of both classes.

                      LIQUIDATION PREFERENCES

                     Not Applicable to Merger

10.07 A merger of the corporation or the lease or conveyance of all or substantially all of its assets is not considered a liquidation, dissolution, or winding up of the corporation's affairs within the meaning of this article or of Paragraph 10.03.

                       Voluntary Dissolution

10.08 On any voluntary dissolution, liquidation, or winding up of the corporation's affairs, the Class A & B Preferred shareholders are entitled to be paid in full the respective amounts fixed in accordance with Paragraph 10.03, together with any declared but unpaid dividends, before any distribution or payment may be made to the Class A & B Common shareholders.

                      Involuntary Dissolution

10.09 On any involuntary liquidation, dissolution or winding up of the Corporation's affairs, the A & B Preferred shareholders are entitled to be paid in full an amounts equal to $1.000 per share, together with any declared but unpaid dividends, before any distribution or payment may be made to the Class A & B Common shareholders.

                        Insufficient Assets

10.10 If, on any voluntary or involuntary liquidation, dissolution, or winding up of the corporation's affairs, the corporation's assets are insufficient to permit full payment to the A & B Preferred shareholders as provided in this Article, then the A & B Preferred shareholders of any series must share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be entitled.

                         Sufficient Assets

10.11 If, on any liquidation, dissolution, or winding up of the corporation's affairs, payment has been made in full to the A & B Preferred shareholders according to Paragraph 10.09 above, the corporation's remaining assets and funds must be distributed equally to all outstanding shares (Class A and B Common and Preferred Shares), share for share.

                         CONVERSION RIGHTS

                Conversion Rights for First Series

10.12 If a right of redemption exists, and any shares of the initial series of either Class of Preferred Shares are called for redemption, then the holder of those shares has the option to convert them to Class A Common shares. This option may be exercised, at any time between giving the redemption notice and the close of business on the fifth day before the redemption date stated in the redemption notice, by both (a) delivering to the corporation a written notice elect to convert the shares to Class A Common; and (b) surrendering the certificate or certificates for the Preferred shares at the office of the corporation or transfer agent. On surrendering the shares, duly endorsed to the corporation, the shareholder is entitled to receive on Class Common Shares A shares for each A & B Preferred share so converted (on payment of transfer taxes, if any), on the Class A Common shares to be issued in exchange for the A & B Preferred shares.

                      Antidilution Provision

10.13 The number of Class A Common shares to be issued as provided in Paragraph 10.01 is adjusted by appropriately amending Paragraph
10.01 to take into account all increases or reductions in the number of outstanding Class A common shares that have accrued since the date the initial series was first issued, so as to fairly and equitably preserve so far as reasonable possible the original conversion rights of A & B Preferred shares. This provision applies when the number of outstanding Class A common shares has been affected by a split, share dividend, merger, or other capital change or reorganization. When such as adjustment is required, no redemption notice may be given until the amendment and adjustment has been accomplished.

                         Fractional Shares

10.14 When required to completely convert the A & B Preferred shares, the corporation will issue fractional shares, or certificates representing fractional shares, calculated to the nearest 1/100 share on any terms that the board of Directors may fix. In making these calculations, fractions of less than 1/100 share are disregarded. Fractional shares have the same voting rights, dividends and liquidation preferences as full shares of the same class and series.

                    Canceling Converted Shares

10.15 The initial series of converted shares may not be reissued and will cease to be part of the corporation's authorized shares.

        Reserving Sufficient Class A Shares for Conversion

10.16 The corporation must at all times reserve out of its authorized but unissued Class A common shares the full number of Class A shares that would be deliverable on converting all A & B Preferred shares from time to time outstanding.

                           Consideration

10.17 All or any portion of the capital stock may be issued in consideration fro cash, real or personal property, services rendered, or nay other thing of value for the uses and purposes of the corporation and, when so issued, will become and be fully paid, the same as though paid for in cash at par. The Board of Directors will be the sole judge of the value of any property, services, right or thing acquitted in exchange for capital stock. Payment for the capital stock will be made at such time and upon such conditions as the Board of Directors may from time to time designate.

                           Voting Rights

10.18 The right to notice of and to vote at any meeting of the shareholders of the corporation shall be vested in the holders of the Class A voting Common and the Class A voting Preferred, and every share of Class A Common and Preferred stock shall have equal voting rights, i.e., one vote one share.

                    Power to Declare Dividends

10.19 Except as provided specifically herein, the Board of Directors shall have the sole authority to determine the manner and method of declaring dividends on the Common and Preferred Class A and Class B stock.

                Attendance at Shareholders Meetings

10.20 All shareholders, including non voting shareholders shall be entitled to receive notice of an to attend and participate in the discussions at all shareholders meetings.

                         Preemptive Rights

10.21 The shareholders of the corporation are to be entitled to preemptive rights in the event of the issuance and sale of stock of the corporation or securities convertible into stock of the corporation, and each shareholder of the corporation will be entitled to purchase the same proportion of such stock in the same class or securities to be sold by the corporation as the proportion of the stock of that class owned by such shareholder bears to the total outstanding stock in that class of the corporation at that time.

                    Restrictions upon Transfer

10.22 The shareholders of the corporation at any duly constituted meeting may, by resolution having unanimous approval of all holders of stock outstanding and issued and recorded in writing in the minutes of a meeting, place such restrictions upon the transfer or encumbrance of the capital stock of the corporation as they deem advisable, so long as such restriction is reasonable and not an undue restraint or alienation of stock. At such meeting the shareholders may determine the method by which the restrictions upon transfer or encumbrance of the capital stock of the corporation may thereafter be rescinded or modified, and in the absence of such a determination, such restrictions shall be rescinded or modified only by unanimous approval of all the shareholders at a meeting called for such purpose. All such restrictions on the transfer or encumbrance of a stock of this corporation shall be recorded on all certificates of stock in compliance with the laws of the State of Texas an shall be binding upon every shareholder, his heirs, assigns and personal representatives.

                     Stock Rights and Options

10.23 The corporation may issue rights and options to purchase shares in any class of Common or Preferred stock of the corporation to directors, officer or employees of the corporation or any affiliate thereof, and no shareholder approval or ratification of any such issuance of rights and option shall be required.

                         Issuance of Bonds

10.24 In addition to Common and Preferred stock, the corporation may, for purposes of financing, from time to time issue bonds with such rights, interest rates, payment schedules, face amounts and maturity dates as the Board of Directors may determine."

                             Article 3

The   amendment  to  the  Articles  of  Incorporation  was  adopted unanimously by the shareholders of the Corporation.


There  is  9,500,000  Class  A  Common  Shares  outstanding.    The
stockholders present and voting were holders of the 9,500,000 Class A Common Shares.

Dated this 9th day April 2002.

                                        /s/ Lloyd P. Broussard
                                        -----------------------
                                        Lloyd P. Broussard, President